EXHIBIT 99.4(a)

Form of Individual Flexible Premium Variable
Annuity Contract
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                                                        [LOGO OF PACIFIC MUTUAL]
                                                        LIFE INSURANCE COMPANY
                                                        700 Newport Center Drive
PACIFIC ONE                                             Newport Beach, CA 92660
================================================================================
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

 . Investment Experience Reflected in Benefits

 . Variable and Fixed Accumulation Before Annuity Date; Variable and Fixed
  Annuity Payments Thereafter

 . Death Benefit Proceeds Payable Before Annuity Date

 . Participating

Please read your contract carefully. This is a legal contract between you, the Owner, and us, Pacific Mutual Life Insurance Company, a mutual company.

We agree to pay the benefits of this Contract according to its provisions.

The consideration for this Contract is the application for it, (copy or confirmation is attached) and our receipt of the purchase payment(s).

CONTRACT LOAN AMOUNT IS LESS THAN 100% OF CONTRACT VALUE.

BENEFITS AND VALUES UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THESE AMOUNTS MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT.

Free Look Right - You may return this Contract within 10 days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you. This Contract will then be deemed void from the beginning. No withdrawal fee will be imposed, and we will refund:

   . any Purchase Payments allocated to the Fixed Option; and

   . any Variable Account Value as of the Business Day we receive the Contract;
     plus

   . any Contract fees and charges for premium taxes and or other taxes we deduct from your Contract Value allocated to the Variable Accounts.


Signed at our Home Office, 700 Newport Center Drive, Newport Beach, California 92660.

/s/ Thomas C. Sutton                         /s/ Audrey L. Milfs

Chairman and Chief Executive Officer         Secretary

TABLE OF CONTENTS



Contract Specifications            3

Definitions                        4

Purchase Payments                  6

The Fixed Option                   7

Variable Investment Options        8

Contract Value                     9

Charges, Fees and Deductions      11

Transfers                         12

Withdrawals                       12

Contract Loans                    12

Death Benefit                     13

Beneficiary                       15

Annuity Benefits                  16

General Provisions                19

Annuity Option Tables             21

                            CONTRACT SPECIFICATIONS

SERVICE CENTER: Send Forms and written requests to:     Send Payments to:
                Pacific Mutual Life                     Pacific Mutual Life
                Insurance Company                       Insurance Company
                P.O. Box 7187                           P.O. Box 100060
                Pasadena, California                    Pasadena, California
                91109-7187                              91189-0060

  Toll-free number: 1-800-722-2333 (between 6:00 a.m. and 5:00 p.m., Pacific time)

  Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints.

BASIC CONTRACT - [IRA]

INVESTMENT OPTIONS:

  FIXED OPTION

  VARIABLE INVESTMENT OPTIONS:

          MONEY MARKET                   MULTI-STRATEGY
          HIGH YIELD BOND                EQUITY
          MANAGED BOND                   BOND AND INCOME
          GOVERNMENT SECURITIES          EQUITY INDEX
          GROWTH LT                      INTERNATIONAL
          EQUITY INCOME



ADMINISTRATIVE CHARGE: 0.15%
MORTALITY AND EXPENSE RISKS CHARGE: 1.25%
ANNUAL FEE:  $40 IF CONTRACT IS LESS THAN $100,000

CONTRACT NUMBER:                  [XX99999999]

CONTRACT DATE:                    [12-15-1995]

OWNER(S):                         [LELAND K STANFORD]
                                  [VICKI L STANFORD]

ANNUITANT(S):                     [LELAND K STANFORD]
                                  [VICKI L STANFORD]


ANNUITANT'S AGE AND SEX:          [43], [MALE]
                                  [44], [FEMALE]

INITIAL PURCHASE PAYMENT:         [$100,000.00]

ANNUITY START DATE:               [11-07-2052]

                                  DEFINITIONS

PM, we, our and us - Pacific Mutual Life Insurance Company.

You and your - The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your means both Joint Owners.

Account Value - The amount of your Contract Value allocated to a Subaccount(s) or to the Fixed Option.

Age - The Owner's or Annuitant's attained age, as applicable, at his or her last birthday.

Annuitant - The person you name on whose life annuity payments may be determined. The Annuitant's life may also be used to determine certain minimum death benefits, and the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, unless otherwise stated, "Annuitant" means the sole surviving Annuitant. You cannot change the Annuitant or change or add a Joint Annuitant except that if your Contract is a Qualified Contract, you may add or change a Joint Annuitant on the Annuity Date.

Annuity Date ("Annuity Start Date") - The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force.

Annuity Options - A set of features of a series of payments after your Annuity Date.

Beneficiary - The person you name who may receive any death benefit proceeds payable on the death of the Annuitant or an Owner prior to the Annuity Date; or any remaining annuity benefits payable on the death of the Annuitant after the Annuity Date. If no Beneficiary is named or the Beneficiary does not survive the Annuitant, and the Annuitant dies, then the Annuitant's estate will have the rights of the Beneficiary. If you are not the Annuitant and you die before the Annuitant, and before the Annuity Date, any death benefit proceeds will be payable to the surviving Joint Owner, if any; otherwise to the surviving Contingent Owner, if any; otherwise, to the Beneficiary, if living; otherwise, to the Annuitant or the Annuitant's estate.

Business Day - Any day on which the value of the amount invested in a Subaccount is determined. In this Contract, "day" or "date" means Business Day unless otherwise stated. If any transaction or event under this Contract is scheduled to occur on a "corresponding date" that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.

Code - The Internal Revenue Code of 1986, as amended.

Contingent Annuitant - The person, if any, you select who may become the Annuitant if the Annuitant dies before your Annuity Date. You may add or change your Contingent Annuitant prior to the Annuity Date provided the existing Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must not have attained age 86 as of your Contract Date.

Contingent Owner - The person, if any, you select who may succeed to your rights as Owner of this Contract if you die before your Annuity Date.

Contract Anniversary - The same date in each subsequent year as your Contract Date.

Contract Date - The date we issue your Contract, as shown in the Contract Specifications. Contract Years, Contract Semi-Annual Periods, Contract Quarters and Contract Months are measured from this date.

Contract Debt - As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.

Contract Value - As of the end of any Business Day, your Variable Account Value, plus your Fixed Option Value, plus the amount held in the Loan Account to secure your Contract Debt, if any, including any interest.

Fixed Option - Amounts allocated under your Contract to the Fixed Option are held in our General Account and receive interest at rates declared periodically (the "Guaranteed Interest Rate"), but not less than 3% on an annual basis.

General Account - Our General Account consists of all assets of PM, other than those assets allocated to Separate Account A or to any of our other separate accounts.

Investment Option - A Variable Account or a Fixed Option offered under the Contract.

Loan Amount - As of the end of any Business Day, the Loan Amount equals the amount that is eligible as a loan under the Contract if your Contract is issued under a Qualified Plan under Code Section 401(a), 401(k), 403(a), or 403(b) and your Qualified Plan permits loans.

Non-qualified Contract - A Contract other than a Qualified Contract.

Owner - The person(s) who has (have) all rights under this Contract before the Annuity Date. If your Contract names Joint Owners, Owner means both Joint Owners.

Purchase Payment (Premium Payment) - An amount paid to us by or on behalf of an Owner as consideration for the benefits provided under this Contract.

Qualified Contract - A Contract that qualifies under the Code as an individual retirement annuity ("IRA"), or a Contract purchased by a Qualified Plan that qualifies for special tax treatment under the Code.

Qualified Plan - A retirement plan that receives favorable tax treatment under
Section 401, 403(a) and (b), 408, or 457 of the Code.

SEC - Securities and Exchange Commission.

Separate Account/The Separate Account A - A separate account of PM that consists of Subaccounts.

Service Center - PM's mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.

Subaccount - An investment division of the Separate Account. Each Subaccount, (a "Variable Investment Option" or "Variable Account"), invests its assets in a separate series or class of shares of a designated investment company.

Subaccount Annuity Unit (Annuity Units) - Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of your Annuity Units in each Subaccount.

Subaccount Unit - Subaccount units are used to measure your Contract Value in that Subaccount.

Variable Account (A "Variable Investment Option") - A Subaccount of a PM Separate Account or a separate account of PM, which is available under your Contract, in which assets of PM are segregated from assets in its General Account and other separate accounts.

                               PURCHASE PAYMENTS

Purchase Payments - This Contract will not be in force until we receive the initial purchase payment. Your initial purchase payment is shown in the Contract Specifications. You may make additional purchase payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional purchase payment must be at least $1,000. We may limit the amount of any single purchase payment. You must obtain our consent before making a purchase payment that will bring your aggregate purchase payments over $500,000.

Purchase payments are payable in U.S. dollars either at our Service Center or through our agent. Checks should be made payable to Pacific Mutual Life Insurance Company. If you make purchase payments by check other than a cashier's check, your withdrawal requests and any refund under the "free look" period may be delayed until your check has cleared. On written request a receipt for the purchase payment signed by an officer of PM will be provided after payment.

Purchase Payment Allocation - You may allocate all or a part of a purchase payment to one or more of the Investment Options prior to the Annuity Date. We will allocate your purchase payments that we receive during the Free Look Period as shown in your application, or most recent allocation instructions received by us, if any.

You may change your allocation by sending us proper instructions. See GENERAL
PROVISIONS: Instructions and Requests. We will allocate any purchase payment according to your most recent allocation instructions. We may reject any instruction or purchase payment that does not comply with our requirements.

Minimum Investment Option Amount - We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any partial withdrawal, your remaining Account Value in any Investment Option must meet a minimum Account Value amount. We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a prorata basis relative to your most recent allocation instructions.

                               THE FIXED OPTION

Under the Fixed Option, we credit interest at the Guaranteed Interest Rate(s) during each Guarantee Term on the amount of purchase payments and/or Contract Value that you allocate or transfer to, or roll over in, the Fixed Option, as described below.

Purchase payments and/or Contract Value you allocate or transfer to, or roll over in the Fixed Option are held in our General Account. Subject to applicable law, we have sole discretion over the investment of our General Account assets.

Guarantee Term - We credit your Contract with a "Guaranteed Interest Rate(s)" for a specified period of time (a "Guarantee Term") of up to one year on that portion of your purchase payment and/or Contract Value allocated to the Fixed Option, while the Annuitant is living and this Contract is in force, and prior to the Annuity Date. We credit the Guaranteed Interest Rate in effect on the Business Day that the allocation and/or transfer is effective for an initial Guarantee Term that ends on your next Contract Anniversary.

At the end of each initial Guarantee Term and each succeeding Guarantee Term, we roll over your Fixed Option Value attributed to that Guarantee Term to a new Guarantee Term of at least one year, unless you instruct us otherwise. We credit the Guaranteed Interest Rate(s) in effect at the time of the rollover on the amount of the Fixed Option Value rolled over until the end of such Guarantee Term. We reserve the right to offer Guarantee Terms for durations other than one year.

We stop crediting interest on that portion of your Fixed Option Value you withdraw, transfer (including transfers to the Loan Account), or convert to an Annuity Option, including: any fees for withdrawals or transfers; any annual fee; and any charges for premium taxes and/or other taxes. We do so as of the end of the Business Day any such transaction is effective.

Guaranteed Interest Rate - Guaranteed Interest Rates may be reset periodically, but will never be less than the Minimum Guaranteed Interest Rate of 3% annually. All Guaranteed Interest Rates are expressed as annual rates, and interest is accrued daily.

                          VARIABLE INVESTMENT OPTIONS

The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.

Separate Account - We established and maintain the Separate Account under the laws of California. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains, or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts.

The assets of our Separate Account are our property. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to that Variable Account to another separate account or to our General Account. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.

We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:

 . add or change designated investment companies or their portfolios, or other investment vehicles;
 . add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;
 . permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners' requests;
 . add, remove or combine Variable Accounts;
 . combine the assets of any Variable Account with any other separate account of
  PM or of any of its affiliates ;
 . register or deregister Separate Account A or any Variable Account under the
  Investment Company Act of 1940 ("1940 Act");
 . operate any Variable Account as a managed investment company under the 1940
  Act;
 . run any Variable Account under the direction of a committee, board, or other group;
 . restrict or eliminate any voting rights of Owners with respect to any Variable
  Account or other persons who have voting rights as to any Variable Account;
 . make any changes required by the 1940 Act or other federal securities laws;
 . make any changes necessary to maintain the status of the Contracts as annuities under the Code;
 . make other changes required under federal or state law relating to annuities; . suspend or discontinue sale of the Contracts; and . comply with law.

If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without: (1) the approval of the Insurance Commissioner in the State of California; and (2) following the filing and other procedures established by insurance regulators of the state of issue, with whom the approval process is on file. Unless required by law or regulation, an investment policy may not be changed without our consent.

From time to time we may make other Variable Accounts available to you. Any new Variable Accounts may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Variable Accounts will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing or other procedures established by applicable state insurance regulators, to the extent required by applicable law.

                                CONTRACT VALUE

Your Contract Value on any Business Day is the sum of: your Fixed Option Value on that day; plus your Variable Account Value on that day; plus your Loan Account Value to secure any Contract Debt on that day. We generally determine values at or about 4:00 p.m., Eastern time, on each day that the New York Stock Exchange is open, provided our offices are also open on that day.

Fixed Option Value - Your Fixed Option Value on any Business Day is: your Fixed Option Value on the prior Business Day increased by interest; plus the amount of any purchase payments received by us and allocated to the Fixed Option on that day; plus the amount of any transfers to the Fixed Option on that day, including transfers from the Loan Account; minus any deductions from the Fixed Option on that day caused by: transfers, including transfers to the Loan Account; withdrawals; amounts converted to an Annuity Option; any charges for premium taxes and/or other taxes; any fees for withdrawals and/or transfers; and any annual fee. See THE FIXED OPTION.

Variable Account Value - Your Variable Account Value on any Business Day is the sum of your Subaccount Values on that day.

Subaccount Value - Your Subaccount Value for each Subaccount on any Business Day is the number of Subaccount Units in the Subaccount that are credited to your Contract on that day multiplied by the Unit Value of the Subaccount on that day.

We credit your Contract with Subaccount Units for a Subaccount as a result of: any portion of your purchase payments received by us and allocated to the Subaccount; and any transfers of your Contract Value to the Subaccount, including transfers from the Loan Account.

We debit your Contract with Subaccount Units for a Subaccount as a result of any deductions from the Subaccount, including those caused by: withdrawals; transfers, (including transfers to the Loan Account); amounts converted to an Annuity Option; any fees for transfers and/or withdrawals; any charges for premium taxes and/or other taxes; and any annual fee.

The number of Subaccount Units we debit or credit to your Contract in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount's Unit Value on that day. The number of your Subaccount Units in a Subaccount will change only if we debit or credit Subaccount Units for the transactions above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.

Subaccount Unit Value - The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to Y x Z where:

     (Y) is the Unit Value for that Subaccount as of the end of the prior Business Day; and

     (Z) is the Net Investment Factor for that Subaccount for the period (a "valuation period") between the prior Business Day and that Business Day.

Net Investment Factor - Each Subaccount's Net Investment Factor for any valuation period is equal to (A/B) - C where:

     (A) is the net result of:

         (a) the net asset value per share of the portfolio shares held by the Subaccount as of the end of that valuation period;

         (b) plus the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount;

         (c) minus or plus any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to purchase payments;

     (B) is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

     (C) is a factor that we assess against the net assets held by each Subaccount for the mortality and expense risk charge and the administrative fee during that valuation period.

Loan Account Value - Your Loan Account Value as of the end of any Business Day is: your Loan Account Value on the prior Business Day, increased by interest; plus any Contract Debt loaned on that day; minus any Contract Debt repaid on that day, including any withdrawal from the Loan Account to repay Contract Debt; and minus any earned interest transferred from the Loan Account on that day.

                         CHARGES, FEES AND DEDUCTIONS

Administrative Fee - We charge an administrative fee against assets held in each Subaccount. This fee is assessed daily at the annual rate of .15%. This fee is guaranteed not to increase.

Annual Fee - We charge an annual fee of $40 on each Contract Anniversary against your Contract Value, and at the time you make a full withdrawal, if your Contract Value is less than $100,000 on that date. This fee is guaranteed not to increase.

We will deduct the annual fee, if any, from each Investment Option on a prorata basis relative to your Account Value in each Investment Option. Any annual fee we deduct from a Subaccount will reduce the number of Subaccount Units credited to your Contract.

No annual fee is charged on amounts you annuitize or on payment of any death benefit proceeds.

Mortality and Expense Risk Charge - We impose a mortality and expense risk charge against assets held in each Subaccount. This charge is assessed daily at the annual rate of 1.25%. The mortality and expense risk charge is to compensate us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.

Premium Taxes - From your Contract Value, we will deduct a charge for any taxes we pay that are attributable to purchase payments, ("premium taxes"). Such taxes will include, but not be limited to: any federal, state or local premium taxes; and any federal, state or local income, excise, business or any other type of tax, (or component thereof), measured by or based upon, directly or indirectly, the amount of purchase payments we receive from you. We will normally deduct this charge when you annuitize. We may impose this charge on a full withdrawal, a partial withdrawal, at the time any death benefit is paid, or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase payments we receive under your Contract or any other amount, at our sole discretion, we deem appropriate.

Other Taxes - We reserve the right to charge the Separate Account and/or deduct from your Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to purchase payments.

Transfer Fee - We reserve the right to impose a transfer fee of $15 on each transfer made in excess of fifteen transfers in any Contract Year. We will treat each transfer request as a single transfer, regardless of the number of Investment Options or Guarantee Terms from which or to which Account Values are to be transferred. We will deduct any transfer fee we impose from your Contract Value on a prorata basis relative to your Account Value in each Investment Option immediately after the transfer.

Withdrawal Fee - We reserve the right to impose a withdrawal fee of $15 on each partial withdrawal made in excess of fifteen withdrawals in any Contract Year. We will deduct from your Contract Value, on a prorata basis relative to your Account Value in each Investment Option immediately after the withdrawal, any such fee we impose on a partial withdrawal. We will treat each withdrawal request as a single withdrawal, regardless of the number of Investment Options or Guarantee Terms from which Account Values are to be withdrawn.

                                   TRANSFERS

You may make transfers under this Contract subject to certain restrictions and any transfer fees.

You may request transfer of part or all of your Contract Value among Investment Options as often as you wish, while your Annuitant is living and prior to the Annuity Date.

If your transfer causes your Account Value remaining in any Investment Option immediately after such transfer to be less than any minimum amount we may establish, we may transfer such remaining Account Value to your other Investment Options on a prorata basis relative to your most recent allocation instructions. We may reject any transfer request. We also reserve the right to limit the size of transfers, to limit the number and frequency of transfers, to restrict transfers, and to suspend the right to transfer.



                                  WITHDRAWALS

You may, prior to your Annuity Date, withdraw all or a portion of the amount available under your Contract, while the Annuitant is living and your Contract is in force. If you make a full withdrawal, we require return of your Contract with your written request, or a signed lost Contract affidavit. You may choose to withdraw from any specific Investment Option(s), or from all Investment Options proportionately. If you do not specify, we will make the withdrawal from your Investment Options on a prorata basis relative to your Account Value in each. Each partial withdrawal must be for $1,000 or more.

If your partial withdrawal causes your Contract Value to be less than $1000 immediately after the withdrawal, we may terminate your Contract and send you the withdrawal proceeds. If your partial withdrawal causes your Account Value remaining in any Investment Option to be less than any minimum amount we may establish, we reserve the right to transfer such remaining Account Value to your other Investment Options on a prorata basis relative to your most recent allocation instructions.

Amount Available for Withdrawal - The amount available for withdrawal is your Contract Value as of the end of the Business Day on which we receive your proper withdrawal request, less:

  . any annual fee;
  . any withdrawal fee;
  . any charges for premium taxes and/or other taxes; and . any existing Contract Debt.

The amount we send to you (your "withdrawal proceeds") will also reflect any required or requested federal and/or state income tax withholding.

If you make a full withdrawal, this Contract will end; we will have no further obligations under this Contract.


                                CONTRACT LOANS

If your Contract is issued under a Qualified Plan under Code Section 401(a), 401(k), 403(a), or 403(b) and your Qualified Plan permits, you may request a loan of all or part of the Loan Amount, subject to the provisions of the Qualified Plan Loan Endorsement attached to this Contract. If your Contract is a Non-Qualified Contract, or if your Qualified Plan does not permit loans, loans under this Contract will not be available to you.

                                 DEATH BENEFIT

A death benefit may be payable on proof of the death of the Annuitant or an Owner before the Annuity Date, while this Contract is in force.

Death of Annuitant - The Death Benefit Amount as of any Business Day (before your Annuity Date) is equal to the greater of:

   . your aggregate purchase payments, less: any withdrawals, any fees for withdrawals or transfers, and any annual fees since your Contract Date; or

   .  your Contract Value as of that day.

The Guaranteed Minimum Death Benefit Amount is determined as follows: First, we calculate what the Death Benefit Amount would have been as of your fifth Contract Anniversary and each subsequent fifth Contract Anniversary that occurs while the Annuitant is living and before the Annuitant reaches his or her 76th birthday, (each of these Contract Anniversaries is a "Milestone Date"). We then adjust the Death Benefit Amount for each Milestone Date as follows: (1) we add the aggregate amount of any purchase payments received by us since that Milestone Date; and (2) we subtract any withdrawals, any fees for withdrawals or transfers, any annual fees, and any previous charges for premium taxes and/or other taxes, since that Milestone Date. The highest of these adjusted Death Benefit Amounts as of the Notice Date is your Guaranteed Minimum Death Benefit Amount.

If the Annuitant dies on or before your fifth Contract Anniversary (your first Milestone Date), or dies after your first Milestone Date and had reached his or her 76th birthday on or prior to your first Milestone Date, the death benefit will be equal to your Death Benefit Amount as of the Notice Date. The "Notice Date" is the day on which we receive proof (in good form) of death and instructions satisfactory to us regarding payment of death benefit proceeds.

If the Annuitant dies after your first Milestone Date and had not yet reached his or her 76th birthday as of your first Milestone Date, the death benefit will be equal to the greater of:

   . your Death Benefit Amount as of the Notice Date; or

   . your Guaranteed Minimum Death Benefit Amount as of the Notice Date.

The proceeds of any death benefit payable will be the amount of the death benefit reduced by any charges for premium taxes and/or other taxes and any Contract Debt. These proceeds will be payable in a lump sum or, if the recipient chooses, may be applied towards an Annuity Option under this Contract or towards the purchase of any annuity option we then offer. Any such annuity option is subject to the same restrictions and requirements as are Annuity Options under this Contract.

If an Annuitant dies before the Annuity Date, unless there is a surviving Joint or Contingent Annuitant, we will pay the death benefit proceeds to the Beneficiary, if living; otherwise to the Annuitant's estate. If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. Death benefit proceeds are payable only for the death of the sole surviving Annuitant prior to the Annuity Date. If you are the Annuitant and you die, we will determine the amount of any death benefit and the Beneficiary under the Death of Annuitant provisions; we will distribute any death benefit proceeds under the Death of Owner Distribution Rules below.

Death of Owner - If you are not the Annuitant, and you die before the Annuitant, the death benefit will be equal to your Contract Value as of the Notice Date.

The proceeds of any death benefit payable will be the amount of the death benefit reduced by any charges for premium taxes and/or other taxes and any Contract Debt. These proceeds will be payable in a lump sum or, if the recipient chooses, may be applied towards an Annuity Option under this Contract or towards the purchase of any annuity option we then offer. Any such annuity option is subject to the same restrictions and requirements as are Annuity Options under this Contract.

If you die while the Annuitant is living and prior to the Annuity Date, we will pay the death benefit proceeds to the surviving Joint Owner, if any. If there is no surviving Joint Owner and there is a Contingent Owner, we will pay the death benefit proceeds to the surviving Contingent Owner, if any. If there is no surviving Contingent Owner, the death benefit proceeds will be paid to the Beneficiary, if living; otherwise to the Annuitant or the Annuitant's estate. If you are not also the Annuitant, then, in the event the deaths of the Owner and Annuitant are under circumstances where it cannot be determined who died first, payment will be made in accordance with the Death of Owner provisions of this Contract.

Death of Owner Distribution Rules - The following rules will control the determination of whether a distribution must be made under this Contract, even if they are inconsistent with any other provisions contained in this Contract. The rules do not effect the determination of the amount of benefit payable or distribution proceeds. Where there is more than one Owner, these rules apply upon the date on which the first of these joint Owners dies.

If the Owner dies before the Annuity Date, then any death benefit proceeds under this Contract must be distributed either: (1) within five years after the Owner's death; or (2) over a period that does not exceed the life or life expectancy of the Designated Beneficiary with payments that start within one year after the Owner's death. The Designated Beneficiary is the individual selected by the Owner to succeed to the Owner's interest in the Contract after the death of an Owner of this Contract which includes a Joint or Contingent Owner, if any, a Beneficiary, or the Annuitant or the Annuitant's estate.

If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint or Contingent Owner, and has an unrestricted right to receive the death benefit proceeds in one lump sum, the spouse may continue this Contract in force as Owner rather than receive the death benefit proceeds. In this case, if the spouse's death occurs before the Annuity Date, then any death benefit proceeds must be distributed within 5 years of the spouse's death.

If the Owner dies after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of death.

If the Owner is a Non-individual Owner, the rules set forth in these Death of Owner Distribution Rules apply in the event of the death of the Primary Annuitant. A Non-individual Owner means a corporation or other entity which is a non-natural person, unless the entity demonstrates to our satisfaction, or we otherwise determine at our sole option, that the Contract should be treated, for purposes of Section 72(s) of the Code, as owned by an individual (natural) person. Primary Annuitant means the individual, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract. The rules set forth in these Distribution Rules are intended to satisfy the distributions-at-death timing requirements of Section 72(s) of the Code. This Contract is deemed to incorporate any provision of Section 72(s) of the Code, or any successor provision, as interpreted by us and deemed necessary to qualify this Contract as an annuity. We reserve the right to amend this Contract without a signed request and to provide a form of amendment (rider) to the Contract to satisfy any changes in these requirements. These Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401 (a), 401 (k), 403(a) or 403(b) of the Code.

Interest on Death Benefit Proceeds - If proceeds are not paid in one sum or applied under an Annuity Option within 30 days after we receive due proof of the death of the Annuitant or an Owner before the Annuity Date, we will pay interest on the proceeds. Interest will be paid at the rate of 3% a year from the date we receive due proof of death until the proceeds are paid or applied under an Annuity Option. If the law in the state in which you live on the Contract Date requires payment of a greater amount, we will pay that amount.

                                  BENEFICIARY

Your Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, under your Contract if the Annuitant or Owner dies. If you leave no surviving Beneficiary, the Annuitant's estate, (in the event of an Owner's death, the Annuitant or Annuitant's estate), may receive the death benefit proceeds under your Contract.

If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee's right to receive any death benefit proceeds payable, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive written notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Annuitant or the Annuitant's estate.

Adding or Changing Your Beneficiary - You may add, change, or remove any Beneficiary, other than an irrevocable Beneficiary, subject to the terms of any assignment, at any time prior to the Annuity Date by sending us a written request in a form satisfactory to us. However, if you have named an irrevocable Beneficiary, you may not add any new Beneficiary, or remove or change the irrevocable Beneficiary, without obtaining his or her written consent in a form acceptable to us. You may remove any non-irrevocable Beneficiary without obtaining the consent of the irrevocable Beneficiary. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. The change or addition will take effect only when we receive all necessary documents and record the change or addition.

                               ANNUITY BENEFITS

On the Annuity Date, your Contract Value will convert into the Annuity Option(s) you have chosen. We will send the first annuity payment under this Contract on the day following the Annuity Date.

Choice of Annuity Date - Your Annuity Date is shown in the Contract Specifications. If you did not select an Annuity Date in your application for this Contract, we assigned an Annuity Date based on the type of this Contract and the Annuitant's age. See Default Annuity Date and Options.

You may change your Annuity Date by notifying us in writing at least 10 Business Days prior to your current Annuity Date or new Annuity Date, whichever is earlier. Your Annuity Date may not be earlier than your first Contract Anniversary, and must occur on or before the day your younger Annuitant reaches his or her 100th birthday. If your Contract is a Qualified Contract, your Annuity Date cannot be earlier than your first Contract Anniversary, and must occur on or before April 15 of the calendar year following the year in which your Annuitant (who is the Qualified Plan participant) reaches his or her 70 1/2th birthday. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect your Annuity Date.

Application of Contract Value - Prior to the Annuity Date, you may elect to convert all or part of your Contract Value, less any Contract Debt, any transfer fee, and any charges for premium taxes and/or other taxes, to an Annuity Option we then offer on the Annuity Date. You may also elect a full withdrawal in lieu of annuity payments under an Annuity Option. Before we make any full withdrawal, we require return of this Contract, (or a signed lost Contract affidavit), to us. The aggregate net amount you apply must be at least $5,000; otherwise, we will pay a single amount equal to your withdrawal proceeds. See WITHDRAWALS.

If you convert only a portion of your Contract Value on your Annuity Date, you may, at that time, have the option to elect not to have the remainder of your Contract Value distributed, but instead to continue your Contract with that remaining Contract Value. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value; all references in this Contract to your Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. This option may or may not be available, or may be available only for certain types of Contracts. You should call your tax advisor for more information if you desire this option.

Your Selections - Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semi-annually, or annually.

The first annuity payment on the Annuity Date must be at least $250. We will reduce your payment frequency if the first annuity payment is less than $250. If you elect annuity payments for a Period Certain Only, we reserve the right to also reduce the Period Certain to meet the $250 minimum first payment. After the Annuity Date, you may not change the Annuity Option, or surrender the Contract for payment of amounts converted into a variable annuity and/or fixed annuity.

Fixed and Variable Annuities - You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose both. You may convert one portion of your Contract Value, less any Contract Debt, any transfer fee, and any charges for premium taxes and/or other taxes, into a fixed annuity and another portion into a variable annuity. If you select a variable annuity, you may choose any Subaccounts for your annuity. On your Annuity Date, we will transfer that portion of your Contract Value, less Contract Debt, you indicate to the Subaccount(s) you choose, if you select a variable annuity. We will apply the net amount you convert to a fixed annuity and/or a variable annuity, (and in this instance, to each Subaccount), based on your relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account, (but not under the Fixed Option).

Each periodic payment for the fixed annuity will be equal to the amount of your first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select.

After the Annuity Date, the Annuitant may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four times in any twelve month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges, and to change the number of Subaccounts you may choose.

In choosing an Annuity Option, you must submit your Option request to us in writing on a form provided by us or in another form satisfactory to us.

Annuity Options - The following forms of annuity payments are available under this Contract, although additional options may become available in the future:

Option 1: Life Only. Periodic payments are made to the Annuitant during his or her lifetime. Payments stop when the Annuitant dies.

Option 2: Life with Period Certain. Periodic payments are made to the Annuitant during his or her lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed from 5 through 30 years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we pay the Beneficiary the remainder of the guaranteed payments.

Option 3: Joint and Survivor Life. Periodic payments are made during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are made to the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made to the secondary Annuitant may be in installments equal to 50%, 66 2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment to the secondary Annuitant, fixed annuity payments will be equal to 50% or 66 2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant; variable annuity payments will be determined using 50% or 66 2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants die.

Option 4: Period Certain Only. Periodic payments are made to the Annuitant over a specified period. You may choose to have payments continue from 5 through 30 years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we pay the Beneficiary the remainder of the guaranteed payments.

Default Annuity Date and Options - If this is a Non-Qualified Contract and you did not choose an Annuity Date when you submitted your application for this Contract, your Annuity Date is the Annuitant's 100th birthday. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant's birthday, unless otherwise required by law. If this is a Qualified Contract and you did not choose an Annuity Date, your Annuity Date is April 1 of the calendar year following your Annuitant's 70 1/2th birthday; if there are Joint Annuitants, the Annuity Date will be based on the birthday of the Annuitant who is the Qualified Plan participant. If the Annuitant has reached his or her 70 1/2th birthday when the Contract is issued, the Annuity Date is April 1 of the calendar year following the first Contract Anniversary.

If you do not elect an Annuity Option, your Contract Value, less any Contract Debt, and any charges for premium taxes and/or other taxes, when converted, will be converted as follows, subject to our minimum requirements: (1) the net amount from your Fixed Option Value will be applied to a fixed annuity and held in our General Account; and (2) the net amount from your Variable Account Value will be applied to a variable annuity and applied to the Subaccounts in proportion to your Account Value in each Subaccount on the Annuity Date. If this is a Non-Qualified Contract, or a Qualified Contract and the Annuitant is not married, your Annuity Option will be Period Certain Only for five years. If this is a Qualified Contract and the Annuitant is married, your Annuity Option will be Joint and Survivor Life, with survivor payments of 50%, and the Annuitant's spouse will be named as the secondary Annuitant. If you do not elect your frequency of payments, we will make payments based on our most frequent schedule that results in an initial annuity payment of at least $250.

Amount of Payments - We use the Annuity Option Tables at the end of the Contract to determine the amount of the first annuity payment, based on your net amount from your Contract Value applied to the

Annuity Option on the Annuity Date and your selections. The first annuity payment amount depends on the form of annuity, the payment frequency you select, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, this amount also depends on the age of the Annuitant(s) on the Annuity Date and the sex of the Annuitant(s), unless unisex rates apply.

Fixed Annuity Payments - The minimum guaranteed income purchased per $1000 of the net amount applied to a fixed annuity is based on an annual interest rate of 3% and the 1983a Mortality Table with the ages set back 10 years. The fixed annuity payments made will be based on the greater of: (1) our current annuity purchase rates in effect for this Contract on your Annuity Date; and (2) our guaranteed purchase rates. The dollar amount of any payments after the first annuity payment are specified during the annuity payment period according to the provisions of the Annuity Option you elect.

Variable Annuity Payments - Your Subaccount Annuity Units. For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount, (the "Annuity Unit Value"), on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of your Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.

Your Subsequent Variable Payments. The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on your Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of your Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.

Annuity Unit Value - The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C where:

(A) is the Subaccount's Annuity Unit Value for that Subaccount as of the end of the prior Business Day;

(B) is the Net Investment Factor for that Subaccount for that valuation period; and

(C) is an interest factor to offset the effect of the assumed interest rate of 5% per year, which is built into the Annuity Option Tables.

We generally calculate the Annuity Unit Value of each Subaccount at or about 4:00 p.m., Eastern time, on each day the New York Stock Exchange is open, provided our offices are also open that day.

We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.

Periodic Payments - The first payment under these Options will be determined on the Annuity Date and will be made on the day following the Annuity Date. For a Designated Beneficiary entitled to a death benefit on account of the Annuitant's death, the first payment will be made on the first day of the calendar month next following the day we receive due proof of the Annuitant's death and instructions regarding payment, and such other documentation as we may require (called the "Annuity Date"). Subsequent payments will be determined on the day in each payment period that corresponds to the Annuity Date and will be made on the following day.

Misstatement of Age or Sex - We may require proof of the Annuitant's age and sex before commencing annuity payments. If the age or sex (or both) of the Annuitant are incorrectly stated in this Contract, we will correct the amount payable to equal the amount that the Account Value, less any charges for premium taxes and/or other taxes, under this Contract would have purchased for the Annuitant's correct age and sex, if applicable. If we make the correction after annuity payments have commenced, and we have made overpayments, we will deduct the amount of the overpayment, with interest at 3% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 3% a year, of the underpayments to the next payment we make after we receive proof of the correct sex and/or date of birth.

                              GENERAL PROVISIONS

Reports to Owners - We will send you those reports required by applicable law.

Payments, Instructions and Requests - Unless this Contract provides otherwise, all payments, loan repayments, instructions and requests must be received in writing at our Service Center at its mailing address. (See DEFINITIONS: Service Center). Any subsequent purchase payments, loans, loan repayments and requests for transfer or withdrawal we receive in proper form before 4:00 p.m. Eastern time or the close of the New York Stock Exchange, if earlier, on any Business Day usually will be processed the same Business Day unless the transaction or event is scheduled to occur on another day. Generally, all other instructions and requests normally will be effective as of the end of the day next following the Business Day we receive them in proper form, unless the event is scheduled to occur on another day. We may require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine, provided we follow our procedures.

Entire Contract - This document, the attached application or confirmation thereof, any subsequent applications to change this Contract or confirmation thereof, and any riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the subject matter of this Contract and the application. All statements made in the application are representations and not warranties.

Contract Modifications - Modifications to this Contract or any waivers of our rights or requirements under this Contract can only be made if in writing by an authorized officer of PM.

Basis of Values - A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.

Claims of Creditors - Your Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.

Removal of Beneficiary or Contingent Annuitant - You may remove a Beneficiary, (other than an irrevocable Beneficiary), or a Contingent Annuitant from this Contract by providing proper instructions to our Service Center.

Ownership - This Contract belongs to the Owner. The Owner is entitled to exercise all rights available to the Owner under this Contract. If this Contract is jointly owned, both Owners must join in any request to exercise these rights. The Owner may exercise these rights under this Contract without the consent of the Beneficiary, (other than any irrevocable Beneficiary), or any other person, except as otherwise required by law.

Assignment - You may assign all rights and benefits under this Contract before the Annuity Date. We are not bound by any assignment until we have received written notice satisfactory to us and we record the assignment. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax advisor before taking any action.

Delay of Payments - Generally, payments, transfers, or exchanges will be made within seven days from receipt of the payment and/or request in a form satisfactory to us. Payment of your withdrawal proceeds or transfers or exchanges to or from a Variable Account may be delayed after receipt of your withdrawal, transfer, or exchange request under certain circumstances. These include: a closing of the New York Stock Exchange other than on a regular holiday or weekend; a trading restriction by the SEC; or an emergency declared by the SEC. We may delay payments or transfers from our General Account (which would include payment of your withdrawal proceeds and transfers from the Fixed Option, loans, repayments of Contract Debt from the Loan Account, repayments from the Fixed Option of due and unpaid interest on Contract Debt, fixed annuity payments, and lump sum death benefit payments unless state law requires otherwise) for up to six months after the requested effective date of the transaction. Any amount delayed will, so long as it is held under the Fixed Option, continue to earn interest at the Guaranteed Interest Rate(s) then in effect until the Guaranteed Term in effect has ended, and 3% on an annual basis thereafter. If you make purchase payments by check, we may delay making payments to you until your check has cleared.

Incontestability - We will not contest this Contract.

Proof of Life or Death - Before we make a payment, we have the right to require proof of the life or death of any person whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.

Dividends - We do not expect dividends to become payable. At the end of each Contract Year, we will determine your dividend, if any. You may choose to have it paid in cash or added to your Contract Value. If you do not make a choice, we will add it to your Contract Value. We will allocate any dividend added to your Contract Value in accordance with your most recent allocation instructions, unless you instruct otherwise. You should consult with your tax advisor before making any election.

Withholding Taxes - We will withhold any taxes required to be withheld by law or requested to be withheld.

                             ANNUITY OPTION TABLES

For the fixed annuity option, the Tables below illustrate the minimum guaranteed monthly income purchased per $1000 of the net amount applied. The actuarial basis for the fixed annuity option Tables is the 1983a Annuity Mortality Table with the ages set back 10 years with interest at 3%. The Tables also illustrate the minimum rates for the first monthly variable annuity payment per $1000 of the net amount applied to the variable annuity payment option. The rates for variable annuity payments are based on interest at the annual rate of 5% and the 1983a Annuity Mortality Table with the ages set back 10 years. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.

These Tables provide for sex-distinct and unisex payment purchase rates for life payment options. For some Qualified Plans and in some states the use of sex-distinct purchase rates are prohibited. For those Qualified Plans and in those states we use blended unisex purchase rates for life payment options, whether the Annuitant is male or female.

We will provide rates for any payment frequency, interest rate, age or sex, combinations thereof, and/or payout percentage or any annuity option, if applicable, that we offer if they are not shown in the Tables below.

OPTIONS 1 AND 2 - SINGLE LIFE ANNUITIES WITH GUARANTEED PAYMENTS FOR:

                              Fixed Annuity Rates


        Male at 3%                Female at 3%               Unisex at 3%
Age  None  10 Yr. 20 Yr.       None  10 Yr. 20 Yr.       None  10 Yr. 20 Yr.
30    3.04   3.03   3.03        2.93   2.93   2.93        2.99   2.98   2.98
35    3.14   3.14   3.13        3.02   3.02   3.01        3.08   3.08   3.07
40    3.28   3.27   3.26        3.13   3.12   3.12        3.20   3.20   3.19
45    3.44   3.44   3.41        3.26   3.26   3.24        3.35   3.35   3.33
50    3.66   3.64   3.60        3.42   3.42   3.40        3.54   3.54   3.50
55    3.93   3.90   3.82        3.63   3.63   3.59        3.78   3.77   3.71
60    4.27   4.22   4.08        3.90   3.89   3.82        4.09   4.06   3.96
65    4.70   4.62   4.39        4.25   4.22   4.11        4.48   4.43   4.25
70    5.28   5.14   4.71        4.72   4.66   4.44        5.00   4.90   4.58
75    6.10   5.81   5.02        5.35   5.22   4.79        5.73   5.52   4.92
80    7.23   6.61   5.27        6.25   5.96   5.12        6.74   6.30   5.20
85    8.82   7.49   5.42        7.56   6.89   5.35        8.18   7.20   5.39
90   11.06   8.33   5.49        9.53   7.89   5.47       10.28   8.12   5.48
95   14.16   8.97   5.51       12.48   8.74   5.50       13.30   8.86   5.51


                             Variable Annuity Rates


         Male at 5%               Female at 5%               Unisex at 5%
Age   None  10 Yr. 20 Yr.       None  10 Yr. 20 Yr.      None   10 Yr. 20 Yr.
30    4.38   4.37   4.36        4.29   4.29   4.29        4.34   4.33   4.33
35    4.46   4.46   4.44        4.36   4.35   4.35        4.41   4.41   4.40
40    4.57   4.56   4.54        4.44   4.44   4.42        4.51   4.50   4.49
45    4.71   4.70   4.67        4.55   4.54   4.52        4.63   4.62   4.60
50    4.91   4.89   4.82        4.69   4.68   4.65        4.80   4.78   4.74
55    5.16   5.12   5.02        4.87   4.86   4.81        5.02   4.99   4.92
60    5.48   5.41   5.24        5.12   5.09   5.01        5.30   5.26   5.13
65    5.89   5.79   5.51        5.44   5.40   5.26        5.67   5.60   5.39
70    6.46   6.28   5.80        5.89   5.80   5.55        6.18   6.05   5.68
75    7.27   6.91   6.08        6.51   6.34   5.87        6.89   6.64   5.98
80    8.41   7.68   6.29        7.39   7.05   6.16        7.90   7.38   6.23
85   10.02   8.52   6.43        8.72   7.93   6.37        9.36   8.24   6.40
90   12.29   9.30   6.49       10.71   8.88   6.47       11.49   9.10   6.48
95   15.42   9.90   6.51       13.70   9.68   6.50       14.55   9.80   6.51

OPTION 3 - JOINT AND SURVIVOR LIFE

                                                 Primary Annuitant
                                                     Male Age

                   60              65              70               75              80              85
               3%      5%      3%      5%      3%      5%      3%     5%       3%     5%       3%     5%
             Fixed Variable  Fixed Variable  Fixed Variable  Fixed Variable  Fixed Variable  Fixed Variable
       60    3.91    5.12    4.13    5.34    4.39    5.60    4.69    5.92    5.02    6.30    5.38    6.73
Female 65    3.99    5.19    4.25    5.43    4.54    5.73    4.88    6.09    5.26    6.51    5.67    6.98
 Age   70    4.06    5.25    4.36    5.53    4.70    5.87    5.10    6.27    5.55    6.75    6.03    7.29
       75    4.12    5.31    4.46    5.62    4.85    6.00    5.32    6.47    5.86    7.03    6.45    7.66
       80    4.17    5.36    4.54    5.70    4.98    6.13    5.54    6.67    6.18    7.33    6.91    8.08
       85    4.21    5.40    4.60    5.77    5.09    6.24    5.72    6.86    6.49    7.63    7.40    8.54

                                                  Primary Annuitant
                                                     Unisex Age

                  60               65              70              75              80              85
               3%     5%       3%     5%       3%     5%       3%     5%       3%     5%       3%     5%
             Fixed Variable  Fixed Variable  Fixed Variable  Fixed Variable  Fixed Variable  Fixed Variable
       60    3.84    5.05    4.07    5.27    4.34    5.54    4.65    5.86    5.00    6.24    5.39    6.69
Unisex 65    3.90    5.10    4.17    5.35    4.47    5.65    4.83    6.01    5.23    6.44    5.68    6.94
  Age  70    3.96    5.15    4.25    5.43    4.60    5.76    5.02    6.17    5.49    6.66    6.03    7.24
       75    4.00    5.19    4.32    5.49    4.72    5.87    5.20    6.34    5.76    6.91    6.41    7.58
       80    4.03    5.23    4.38    5.55    4.81    5.96    5.36    6.49    6.02    7.15    6.81    7.96
       85    4.05    5.25    4.42    5.59    4.88    6.04    5.49    6.62    6.25    7.38    7.20    8.33


OPTION 4 - PERIOD CERTAIN ONLY

              Monthly                    Monthly                     Monthly                   Monthly
Years         Income        Years        Income        Years         Income         Years      Income
            3%        5%              3%         5%               3%         5%              3%        5%
          Fixed    Variable          Fixed    Variable           Fixed    Variable         Fixed    Variable
  5       17.91     18.74    12      8.24       9.16     19      5.73       6.71      26    4.59      5.65
  6       15.14     15.99    13      7.71       8.64     20      5.51       6.51      27    4.47      5.54
  7       13.16     14.02    14      7.26       8.20     21      5.32       6.33      28    4.37      5.45
  8       11.68     12.56    15      6.87       7.82     22      5.15       6.17      29    4.27      5.36
  9       10.53     11.42    16      6.53       7.49     23      4.99       6.02      30    4.18      5.28
 10        9.61     10.51    17      6.23       7.20     24      4.84       5.88
 11        8.86      9.77    18      5.96       6.94     25      4.71       5.76

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

 .  Investment Experience Reflected in Benefits

 .  Variable and Fixed Accumulation Before Annuity Date; Variable and Fixed
   Annuity Payments Thereafter

 .  Death Benefit Proceeds Payable Before Annuity Date

 .  Participating